Exhibit 5.1

May 21, 2012

FNB United Corp.

150 S. Fayetteville Street

Asheboro, North Carolina 27203

Attention: Beth S. DeSimone, Executive Vice President, General Counsel & Secretary

Re:	Offering by FNB United Corp. of 2,000,000 Shares of Common Stock

Dear Sir/Madam:

This Opinion Letter is delivered at the request of FNB United Corp., a North Carolina corporation (the “Company”), in connection with the sale from time to time by the Company of up to 2,000,000 shares of the Company’s common stock, no par value (the “Shares”), pursuant to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2012 (File No. 333-180604) (the “Registration Statement”) and Prospectus Supplement filed with the SEC on May 21, 2012 (File No. 333-180604) (the “Prospectus Supplement”) under the Securities Act of 1933, as amended (the “Act”), and pursuant to that certain Sales Agency Agreement by and among the Company, Sandler O’Neill + Partners, L.P., as sales agent, and FBR Capital Markets & Co., as qualified independent underwriter, dated as of May 18, 2012 (the “Agreement”). This Opinion Letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined (a) the Registration Statement, the Prospectus Supplement and exhibits and other filings with the SEC constituting a part of the Registration Statement (including those incorporated by reference); (b) the Company’s Articles of Incorporation and Bylaws, both as amended to date; (c) certain actions of the Company’s Board of Directors recorded in the Company’s minute book; (d) the Agreement; and (e) such other instruments, documents, records and proceedings as we have deemed necessary to render the opinions contained herein. We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon, without investigation or analysis of any underlying data contained therein, certificates or other comparable documents of public officials and statements and representations of officers or other appropriate representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity and competency of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals or such latter documents.

FNB United Corp.

May 21, 2012

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized for issuance, and the Shares, when issued and delivered in accordance with the Agreement against payment of consideration as contemplated therein, will be legally issued, fully paid and non-assessable shares of common stock of the Company.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of North Carolina. This opinion is limited to the effect of the current state of the laws of the State of North Carolina and the facts as they currently exist. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the filing of this Opinion Letter with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Very truly yours,

/s/ Parker Poe Adams & Bernstein LLP